Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE RESTATED CERTIFICATE OF INCORPORATION

OF

TITAN PHARMACEUTICALS, INC.

It is hereby certified as follows:

1.            The name of the corporation is Titan Pharmaceuticals, Inc. (the “Corporation”).

2.            The Corporation hereby amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on January 23, 1996, as amended (the “Certificate of Incorporation”) by deleting the first paragraph of Article FOURTH in its entirety and replacing it with the following new paragraph:

FOURTH: The total number of shares of all classes of stock which the Corporation shall be authorized to issue is One-Hundred Thirty Million (130,000,000), of which One Hundred Twenty-Five Million (125,000,000) shall be designated Common Stock with a par value of $.001 per share, and Five Million (5,000,000) shall be designated Preferred Stock with a par value of $.001 per share.

Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation on September 29, 2015 (the “Effective Time”), each 5.5 shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive an additional whole share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (each an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

3.            This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 24th day of September, 2015.

Titan Pharmaceuticals, Inc.

By:	/s/ Sunil Bhonsle
Sunil Bhonsle
President